CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm”, “Financial Highlights and Experts” and “Appendix A – Form of Agreement and Plan of Reorganization: Representations and Warranties” in the Combined Prospectus/Proxy Statement and to the incorporation by reference of our reports dated December 12, 2005 on The Alger Institutional Funds and the Alger Funds, in this Registration Statement on Form N-14 of the Alger Institutional Funds.

   ERNST & YOUNG LLP

New York, New York
October 27, 2006